Exhibit 99.1

DISCOVER NAMES SHIFRA KOLSKY NEW CONTROLLER & CHIEF ACCOUNTING OFFICER

Riverwoods, IL, Oct. 28, 2020 – Discover Financial Services announced today that Shifra Kolsky, Vice President and Assistant Controller, will take over the role of Senior Vice President, Controller & Chief Accounting Officer, on Nov. 2, 2020. She will serve on the company’s Management Committee. Kolsky replaces Ed McGrogan, who plans to retire at the end of 2020 after 12 years with the company.

Kolsky has been with Discover for 11 years and was promoted to Vice President, Assistant Controller in 2015. Prior to that, she was Director, Corporate Accounting and Reporting. She was instrumental in driving several key initiatives, including significant accounting changes and compliance with the Sarbanes-Oxley Act. Kolsky also oversaw implementation of robotic process automation in the finance function. She is a member of the Company’s Diversity, Equity & Inclusion Steering Council. Prior to working for Discover, Kolsky was an Audit Senior Manager for Deloitte & Touche from 2002 to 2008, Director of Finance for JCDS Las Vegas from 2001 to 2002, and an Audit Manager for Arthur Anderson from 1994 to 2001.

McGrogan was elected Controller & Chief Accounting Officer by the Board of Directors in December 2012, and promoted to Senior Vice President in 2016. Prior to that, he was Vice President, Reporting and Accounting Services. He joined Discover in 2008 as Director, External Reporting. McGrogan led the integration of the company’s finance and accounting functions for Discover’s acquisitions, helped guide the implementation of Bank Holding Company Reporting requirements, and oversaw significant accounting changes, including the new Current Expected Credit Losses accounting standard, securitization consolidation and revenue recognition.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts

Media

Jon Drummond

jondrummond@discover.com

224-405-1888

@Discover_News

Investor Relations

Craig Streem

craigstreem@discover.com

224-405-5923